Exhibit 23.5

CONSENT OF MORGAN W. DAVIS

I hereby consent to the use of my name in the Registration Statement on Form S-1 (No. 333-         ) of OneBeacon Insurance Group, Ltd. and any amendment thereto (including any Registration Statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933), as the same appears therein under the captions “Management—Directors and Executive Officers” with respect to my becoming a director of OneBeacon Insurance Group, Ltd. upon consummation of its initial public offering.

/s/ MORGAN W. DAVIS
Morgan W. Davis

August 2, 2006